DELTA & PINE LAND COMPANY
                                                      Moderator: Tom Jagodinski
                                                      10-24-06/10:00 am CT
                                                      Confirmation # 9048397
                                                      Page 1






                            DELTA & PINE LAND COMPANY

                            Moderator: Tom Jagodinski
                                October 24, 2006
                                   10:00 am CT


Operator:             Good morning. My name is (Brandy) and I will be your
                      conference operator today. At this time I would like to welcome everyone to Delta & Pine Land Fourth Quarter and
                      Annual Earnings conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star and the number 1 on your telephone keypad.

                      If you would like to withdraw your question, press the pound key. I would now like to turn the call over to Tom Jagodinski, President and CEO. Please go ahead sir.

Tom Jagodinski:       Thank you (Brandy). Good morning everyone and welcome to
                      our Fourth Quarter and Annual Earnings conference call. Today I have with me (Kenny Avery), our Vice
                      President of Finance and Treasure and before we get started, I would ask (Kenny) to provide our forward-looking statement disclosure.

(Kenny Avery):        Thanks Jag. Just to remind everybody that certain matters
                      discussed in this call are forward-looking statements including statements about the company, future plans, goals and other events which have not yet occurred.

                      These statements are intended to qualify for the Safe Harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as believe, anticipate, expects or words of similar import.

                      It is the nature of the agricultural see businesses that the slot demand in their timing are affected by many variables including commodity prices, weather and government policy.

                      Due to the seasonal nature of the see business, the company typically incurs losses in its first and fourth quarters.

                      Additional risks and uncertainties with respect to the company's business and forward-looking statements are set forth in the company's latest filings with the Securities and Exchange Commission. Jag.

                      Well it appears that Jag may have been cut off so in that case, I think I will go ahead with and discuss the financial results and after I get finished...

Tom Jagodinski:       (Kenny)?

(Kenny Avery):        Yeah.

Tom Jagodinski:       Okay.

(Kenny Avery):        Ready?

Tom Jagodinski: For some reason, I just heard static. But any way, good morning everyone and welcome to our Fourth Quarter and Annual Earnings conference call. I would like to provide just a few opening comments and some headlines about the quarter and the year, then I'll turn it over to (Kenny) for him to take a roll for the numbers and then he'll give it back to me and I'll have some more comments with respect to the pending merger with (unintelligible).

                      As you can see our core business results were $1.21 in 2000 -- this would be their annual numbers -- $1.21 versus a $1.15. We are pleased with our unit sales rub, acreage was up and we believe we picked up market shares in some of our key areas.

                      The disappointment was that I think we could have had a better year financially had we not had the crop lost and replant issues that we had not only in the state of Texas, but also in some states outside of Texas where implemented a program this past year.

                      Obviously the reconciliation or the difference between GAAP basis earnings and what we consider to be core business earnings had been dramatically impacted this quarter and this year for the various IP R & D charges, the cost of the arbitration and litigation that we had with (Monsanto) and those are matters outside of the Delta Pine versus (Monsanto) case and then also the cost of the pending merger with (Monsanto).

                      With that, I would like to turn it back over to (Kenny) for him to talk to the financial results and then he'll give it back to me. Thank you.

(Kenny Avery):        Good morning everyone. Let me begin by reviewing
                      the (unintelligible) per share. For the three months ending August 31, 2006, diluted EPS with a loss of 91(cent) per share which included a reduction of 28(cent) per year for in process result and development charges related to our acquisition of a series and licensing agreement including Dupont's (unintelligible) tolerance technology for both cotton and soybeans as well as a reduction of 15(cent) for (Monsanto) related merger expenses. Now this compares to diluted EPS loss of 24(cent) per share for the same period in fiscal 2005.

                      (Monsanto) legal expenses were 1(cent) per share in the fourth quarter of last year versus zero in the current year period. To reconcile back to our core business EPS and analyst estimates, diluted EPS would be a loss of 48(cent) per share for the three months ending August 31, 2006 compared to a loss of 23(cent) per share last year. Just to remind everyone, it's normal for the company to incur losses in our first and fourth quarters.

                      Now to review the numbers for the three-month period ending August 31. Specifically net sales and licensing revenue decreased to $6.2 million compared to $25-1/2 million in the prior year.

                      This decrease was primarily attributable to higher than anticipated crop loss and replant units due to the persistent drought conditions across much of the cotton belt.

                      Gross margins percentage sales was negative due to the previously discussed crop off and replants and materialized in the fourth quarter due to the drought conditions.

                      Operating expense is inclusive of the $20.5 million IP R & D charge increased primarily in the area of G & A due to higher costs associated with the (Monsanto) arbitration preceding that was set to begin on August 13, 2006.

                      The effective tax rate for the quarter decreased as compared with the prior year to 36.6% versus 40.4%. The current year tax rate for the quarter was impacted primarily by the IP R & D charge previously discussed.

                      Focusing on the full year numbers, diluted EPS was 54(cent) per share which included reductions of 46(cent) with IP R & D charges related to both the Dupont transaction and (Singinta) transaction, 15(cent) for expenses associated with (Monsanto) merger and 6(cent) for the (Monsanto) pharmacy and litigation expenses.

                      Now this compares to diluted EPS of $1.08 for fiscal year 2005. (Monsanto) legal expenses in 2005 were 7(cent) per share and again that's the (Monsanto) legal expenses for which we traditionally have called the large case of (Monsanto) pharmacy and legal case.

                      These amounts equate to core business earnings before IP R & D, (Monsanto) merger costs and (Monsanto) legal fees of $1.21 for 2006 compared to $1.15 in the prior year.

                      As you may recall our earnings guidance for the year was $1.25 to $1.35 so actual earnings for the core business fell outside of that range due primarily to higher than anticipated crop (unintelligible) replant amounts that materialized in the fourth quarter as a result of the persistent drought conditions across much of the cotton belt and costs associated with (Monsanto) arbitration.

                      Net sales and license revenue increased to approximately $51.5 million, $417.6 million compared to $366.1 million in the prior year. The increase in sales occurred in the domestic segment offset by lower sales in the international segment.

                      The increase in domestic sales was attributable to higher trait (unintelligible) prices, higher unit sales and a shift in units from single gene round up ready to stacked trait premium picker variety.

                      Soybean sales dollars issue reflect to prior year due to a slight decrease in sales volume offset by higher average sales price. International sales decreased over last year due to weaker sales in most international markets. Overall Brazil, Australia and Mexico showed the largest decreases.

                      Gross margin percentage sales decreased at 34% this year from 36.1% in the prior year. The margin was impacted negatively due to increased sales of lower margin seed treatments in the current year offset by higher tax fees and an increase in sales of premium cotton products.

                      In addition as mentioned earlier, costs associated with the crop off and replant programs were at record highs in 2006 compared to 2005 and thus negatively impacted the margin.

                      Operating expenses exclusive of the IP R & D charges increased approximately $11.9 million to $72.3 million versus a $60.3 million in prior year.

                      Research and development expenses were approximately $2 million higher due to higher costs associated with working with new technologies including (Sole guard 2), (Round up Ready Flex) and (Zip cot) from (Singinta) as well as increased stock based compensation.

                      Selling and marketing expenses increased slightly less than $700,000 due to increased advertising and promotional expenses while G & A expenses were approximately $9.4 million higher than last year.

                      This increase in G & A relates to higher professional fees associated with the (Monsanto) arbitration, higher stock base compensation costs as well as higher expenses due to newly filled positions as well as higher international costs due to the Indian operation that were begin in (earnest) this year.

                      Other expense increased approximately $6.8 million due to (Monsanto) merger costs of $8 million offset by a decrease in legal fees associated with the pharmacy and (Monsanto) litigation.

                      Other expense for the 2006 physical year was approximately $11.1 million compared to $4.3 million in the prior year period.

                      The effective tax rate for 2006 decreased from 34.7% in the prior year to 32-1/2% this year. The current year tax rate was impacted by the IP R & D charges previously discussed. Additionally the current year rate was also impacted positively by the federal manufacturer's deduction to (unintelligible).

                      As mentioned in the press release, we will not provide 2007 earnings guide at this time. We will provide 2007 guidance once the harvest is complete and we have better estimates of 2007 cotton plantings which should occur later this year or early in the spring next year. That's all for the financials and I'd like to turn it back over to Jag for comments and questions.

Tom Jagodinski: Al right, thanks (Kenny). Before I open the floor for questions, I guess just a couple of things about the (Monsanto) merger. There's not a lot I can say. What I can say though is that we and (Monsanto) are complying with our second request for information that the DOJ has made.

                      That involves gathering up documents, etc., and sending them to our lawyers to have them sorted out and I guess they'll send the information that's requested by the DOJ to them. We don't have a firm estimate of the timeline of that, but we're working very diligently to get that processed.

                      Obviously the transaction can't close until we've complied with the second request and answered any other questions that the Department of Justice has and it will be some time away before that does occur.

                      And I know that a lot of folks are interested in the timing, but that's really about as much as I can say.

                      I expect though that our compliance with the second request would be measured in terms of weeks and not months, but the actual closing of the merger would then have to come after the government gets the information, reviews it and then makes its decision.

                      Really that's about all I can say on the merger front. If anybody has any questions about operations or outlook, etc., we'll be happy to (unintelligible) for those questions. (Brandy).

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q & A roster.

                      Your first question comes from Brian Lombardi with Dolphin.

Brian Lombardi:       Good morning. Question on the weather-related replanting
                      crops that affected the quarter. At what point during the quarter did those crops became evident?

Tom Jagodinski: I would say that up until the time of the earnings release, it was both some in the fourth quarter and then a lot of it became known to us with some more clarity subsequent to the end of the year, but we obviously (unintelligible) for those at 8/31.

Brian Lombardi:       Okay and you I guess discussed these with (Montana)
                      before today I take it?

Tom Jagodinski:       Yeah. They're aware of it and in fact they're a partner in some of these replant programs and crop destruct programs.

Brian Lombardi:       Okay, thank you.

Operator:             Your next question comes from Josh Gruss with Gruss Asset
                      Management.

Josh Gruss:           Good morning. Can you explain the crop lost and replant
                      program, you know, in layman's terms so I can just get a feel for how that affected your gross margin?

Tom Jagodinski: Sure. What we do is an encouragement for farmers to plant our product -- we have two programs and they're separate. If he plants his seed and then it gets rained out or stormed out or whatever happens due to weather, we will then allow him a discount on the seed on a second bag of seed. In some cases, we give them the second bag -- in some cases it's a discount and that affects our seed market.

                      Similarly, (Monsanto) will forgive the technology fee on one of the plantings. In other words, if he plants twice, he only pays the (unintelligible) fee for those acres once.

                      The second part is a crop destruct program which is similar but slightly different in that if the crop is destroyed and not replanted, there are rebates of seed and in some case seed and also technology.

Josh Gruss:           Got it, thank you.

Operator:             If you would like to ask a question, please press star 1
                      on your telephone keypad.

Tom Jagodinski: (Brandy) if we don't have any more questions, we can conclude the call. I want to thank everyone for their participation. We look forward to continuing to work toward getting the merger closed and as we have more news, we will certainly make it available in the media. Thank you very much.

Operator:             This concludes today's Delta & Pine Land's Fourth Quarter
                      and Annual Earnings conference call. You may now disconnect.


                                       END